SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 3, 2002
Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation or	Number)	Identification No.)
Organization)

1800 THREE LINCOLN CENTRE,
5430 LBJ FREEWAY, DALLAS, TEXAS		75240
(Address of Principal Executive Offices)		(Zip Code)

(972) 934-9227
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
Former Name or Former Address, if Changed Since Last Report)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

On December 3, 2002, through a merger of Mississippi Valley Gas Company, a Mississippi corporation (“MVG”), with and into the Registrant, the Registrant acquired all the assets of MVG. The Registrant announced the closing of the acquisition in a press release dated December 4, 2002, a copy of which is attached hereto as Exhibit 99.1, and is incorporated herein by reference. The acquisition was consummated pursuant to that certain Agreement of Merger and Plan of Reorganization entered into by and among the Registrant, MVG, and the Shareholders of MVG on September 21, 2001 (the “Agreement”). Such Agreement is included as Exhibit 2.1 hereto, which is also incorporated herein by reference.

In the transaction, the Registrant paid merger consideration of $149,300,000, of which 50 percent was paid in cash and 50 percent was paid in common stock of the Registrant. In addition, the Registrant repaid a total of $45,000,000 in MVG long-term debt and $12,800,000 in MVG short-term debt, together with related prepayment penalties and accrued interest of approximately $14,000,000. The amount of merger consideration was determined through arms-length negotiations among the parties. At no time has the Registrant or any of its affiliates, directors or officers or any associate of any of its directors or officers had a material relationship with MVG or any of its shareholders, the Robert M. Hearin Support Foundation, the Estate of Leon Hess and the Twenty-Five Year Charitable Lead Annuity Trust under the Will of Leon Hess (the “Former MVG Shareholders”). The Registrant financed the cash required for the acquisition primarily from a borrowing of $147,000,000 under that certain Bridge Credit Agreement dated as of October 7, 2002 between the Registrant and Bank One, N.A. and other lenders. The closing of the transaction was conditioned, among other things, upon approvals from the regulatory commissions of seven states, including the Mississippi Public Service Commission, as well as the U.S. Federal Trade Commission and U.S. Department of Justice, which approvals were received prior to the closing of the transaction.

The stock portion of the merger consideration was paid through the issuance of a total of 3,386,287 shares of the Registrant’s common stock, which shares were unregistered. The shares issued by the Registrant are subject to a registration rights agreement and a standstill agreement, each by and among the Registrant and Former MVG Shareholders, dated as of December 3, 2002, copies of which are attached hereto as Exhibits 99.2 and 99.3, respectively, and are incorporated herein by reference. The registration rights agreement grants the Former MVG Shareholders the right to require registration of their shares for underwritten offerings and to include their shares in certain registration statements initiated by the Registrant for a period of three years on the terms set forth in the agreement.

The standstill agreement provides that for a period of five years, or if earlier, until such time as a Former MVG Shareholder owns less than 20% of the number of shares originally issued to it in the transaction, without the prior written consent of the Registrant, such holder may not, directly or indirectly, acquire any of the Registrant’s common stock if, after the consummation of such acquisition, such holder would beneficially own more than 4.95% of the total outstanding voting securities of the Registrant or sell or transfer more than 1% of the total outstanding voting securities of the Registrant to any person or “group,” or sell or transfer any common stock to any such person or “group” who, after the consummation of such sale or transfer, would beneficially own more than 9.9% of the total outstanding voting securities of the Registrant, except pursuant to certain transactions enumerated in the standstill agreement.

The assets acquired from MVG through the merger consist of the property, plant and equipment used in MVG’s regulated natural gas sales and distribution business in the State of Mississippi, as well as the assets of its three subsidiaries engaged respectively in the regulated water sales and distribution business, regulated wastewater treatment business and unregulated natural gas sales and distribution-related business. The Registrant intends to continue to utilize the assets of MVG primarily in the same manner as utilized before the acquisition. Effective December 3, 2002, as a result of the merger, the MVG assets and operations have become the Mississippi Valley Gas Company Division of the Registrant, which the Registrant will continue to operate along with its Atmos Energy Colorado/Kansas, Atmos Energy Kentucky, Atmos Energy Louisiana, Atmos Energy Mid-States and Atmos Energy Texas Divisions.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS.

(c)        Exhibits

2.1
Agreement and Plan of Merger and Reorganization dated September 21, 2001 by and among Atmos Energy Corporation, Mississippi Valley Gas Company, and the Shareholders of Mississippi Valley Gas Company (incorporated herein by reference to Exhibit 2.2 to Registrant’s Form 10-K for the fiscal year ended September 30, 2001 (File No. 1-10042)).

99.1	News Release of Atmos Energy Corporation dated December 4, 2002

99.2	Registration Rights Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company

99.3	Standstill Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: December 18, 2002	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory Senior Vice President and General Counsel